Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Chief Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS SECOND QUARTER 2015

FINANCIAL RESULTS

BERKELEY, CA – August 7, 2015 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the second quarter ended June 30, 2015.

The Company had $93.4 million in cash, cash equivalents and marketable securities as of June 30, 2015, compared to $97.6 million at March 31, 2015. The cash, cash equivalents and marketable securities balance as of June 30, 2015 includes net proceeds of approximately $20.2 million as a result of stock sales under an at the market sales agreement (ATM). In July 2015, the Company received additional cash of approximately $29 million resulting from stock sales under the ATM and also completed an underwritten public offering of common stock resulting in net proceeds of approximately $135 million.

Operating expenses of $24.8 million for the quarter ended June 30, 2015 decreased by $2.3 million compared to the quarter ended March 31, 2015 as clinical costs associated with HBV-23, the ongoing Phase 3 clinical study of HEPLISAV-B™, Dynavax’s investigational adult hepatitis B vaccine, began to decline as it progressed towards its expected completion in October 2015.

The net loss allocable to common stockholders for the quarter ended June 30, 2015 was $23.6 million, or $0.80 per basic and diluted share. The net loss allocable to common stockholders for the quarter ended March 31, 2015 was $26.2 million, or $0.97 per basic and diluted share.

“With the completion of our recent financing we are well positioned to support the ongoing development of HEPLISAV-B and SD-101, our investigational cancer immunotherapeutic product, and to continue preparations for the anticipated commercial launch of HEPLISAV-B in the United States, subject to approval by the Food and Drug Administration," said Eddie Gray, Chief Executive Officer of Dynavax.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, uses TLR biology to discover and develop novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine, and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies. For more information visit www.dynavax.com.

Forward Looking Statements

This release contains forward-looking statements, including statements regarding our development and commercialization plans for our product candidates, including HEPLISAV-B and SD-101 and financial projections. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether HBV-23 can be completed as expected, whether the endpoints of the study will be achieved and the final results otherwise be satisfactory, whether successful development and approval of HEPLISAV-B and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays; whether clinical studies for our products can be enrolled, supplied and completed in a timely manner and will be sufficient for further development or for marketing approval; the potential size and value of approved indications addressable with HEPLISAV-B and the commercial potential for HEPLISAV-B; initiation and completion of pre-clinical studies and clinical trials of our other product candidates; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; achieving the objectives of and maintaining our collaborative and licensing agreements; our ability to execute on our commercial strategies; whether our financial resources will be adequate without the need to obtain additional financing and other risks detailed in the "Risk Factors" section of our most recent current periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Collaboration revenue	$930	$2,031	$1,401	$4,404
Grant revenue	101	1,007	249	2,132
Service and license revenue	519	10	527	10
Total revenues	1,550	3,048	2,177	6,546

Operating expenses:
Research and development	19,686	23,639	41,906	36,870
General and administrative	5,098	4,085	9,957	8,242
Unoccupied facility expense	-	178	-	255
Total operating expenses	24,784	27,902	51,863	45,367

Loss from operations	(23,234)	(24,854)	(49,686)	(38,821)

Interest income	18	55	45	120
Interest expense	(263)	-	(510)	-
Other (loss) income, net	(112)	22	343	84

Net loss	$(23,591)	$(24,777)	$(49,808)	$(38,617)

Basic and diluted net loss per share	$(0.80)	$(0.94)	$(1.70)	$(1.47)

Shares used to compute basic and diluted net loss per share	29,335	26,286	29,230	26,286

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Cash, cash equivalents and marketable securities	$93,381	$122,652
Property and equipment, net	8,887	7,924
Goodwill	2,078	2,277
Other assets	5,148	5,437
Total assets	$109,494	$138,290

Liabilities and stockholders’ equity
Deferred revenues	$11,364	$12,765
Other liabilities	15,641	15,484
Long-term debt	7,961	9,559
Total liabilities	34,966	37,808
Stockholders’ equity	74,528	100,482
Total liabilities and stockholders’ equity	$109,494	$138,290

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